                                                                    EXHIBIT 6(a)



                                    EXECUTIVE
                               SALARY CONTINUATION
                                    AGREEMENT

                                TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----


SECTION 1
     DEFINITIONS
              1.1      Administrative Committee...............................................................1
              1.2      Age....................................................................................1
              1.3      Change in Control......................................................................1
              1.4      Crediting Rate.........................................................................2
              1.5      Disability.............................................................................2
              1.6      Discharge for Cause....................................................................2
              1.7      Early Retirement Date..................................................................2
              1.8      Final Average Compensation.............................................................2
              1.9      Mortality Assumptions..................................................................3
              1.10     Normal Retirement Date.................................................................3
              1.11     Termination of Employment..............................................................3
              1.12     Vesting................................................................................3
SECTION 2                     ................................................................................3
     ELIGIBILITY              ................................................................................3
SECTION 3                     ................................................................................3
     PAYMENT OF BENEFITS......................................................................................3
              3.1      Benefits Upon Normal Retirement........................................................3
              3.2      Benefits Upon Early Retirement.........................................................4
              3.3      Benefits Upon Late Retirement..........................................................4
              3.4      Benefits Upon Disability...............................................................4
              3.5      Other Terminations of Employment.......................................................4
                       (a)      Voluntary Termination of Employment...........................................4
                                Prior to the Early Retirement Date or
                                Discharge for Cause at any Time
                       (b)      Involuntary Termination of Employment.........................................5
                                Prior to the Early Retirement Date Other
                                Than Because of Death, Disability,
                                Discharge for Cause
                       (c)      Termination of Employment At or After.........................................5
                                A Change in Ownership of Control
              3.6      Survivorship Benefits..................................................................5
                       (a)      Prior to Commencement of Normal or Early
                                Retirement Benefits...........................................................5
                       (b)      After Commencement of Benefits................................................6
              3.7      Recipients of Payments; Designation of Beneficiary.....................................6
              3.8      Acceleration of Benefits...............................................................6
SECTION 4                       ..............................................................................7
     ADDITIONAL CHANGE IN CONTROL PROVISIONS..................................................................7
              4.1      Application of Section.................................................................7



              4.2      Reduction of Payments..................................................................7
              4.3      Determination by Experts...............................................................7
              4.4      Participant's Costs of Enforcement.....................................................8
SECTION 5              .......................................................................................8
     ADMINISTRATION AND INTERPRETATION OF
     THIS AGREEMENT    .......................................................................................8
SECTION 6              .......................................................................................8
     CLAIMS PROCEDURE  .......................................................................................8
SECTION 7              .......................................................................................8
     REVIEW PROCEDURE  .......................................................................................8
              7.1      ........ ..............................................................................8
              7.2      .......................................................................................9
SECTION 8              .......................................................................................9
     LIFE INSURANCE AND FUNDING...............................................................................9
SECTION 9              ......................................................................................10
     ASSIGNMENT OF BENEFITS..................................................................................10
SECTION 10             ......................................................................................10
     EMPLOYMENT NOT GUARANTEED BY AGREEMENT..................................................................10
SECTION 11             ......................................................................................10
     TAXES             ......................................................................................10
SECTION 12             ......................................................................................10
     AMENDMENT AND TERMINATION...............................................................................10
SECTION 13             ......................................................................................11
     CONSTRUCTION      ......................................................................................11
SECTION 14             ......................................................................................11
     FORM OF COMMUNICATION...................................................................................11
SECTION 15             ......................................................................................11
     CAPTIONS          ......................................................................................11
SECTION 16             ......................................................................................11
     SEVERABILITY      ......................................................................................11
SECTION 17             ......................................................................................11
     BINDING EFFECT    ..................................................................................... 11

EXHIBIT A - VESTING SCHEDULE.................................................................................13


         THIS AGREEMENT is made this 21st day of August, 1997, between FIRST NATIONAL BANK OF GAYLORD, a national banking association (the "Bank") and JOHN
R. KLUCK (the "Participant").

         WHEREAS, the Participant is an executive employee of the Bank; and

         WHEREAS, the Bank wishes to establish this Agreement for purposes of promoting in the Participant the strongest interest in the successful operation of the Bank and increased efficiency in his work and to provide the Participant benefits upon retirement, death, disability or other termination of employment, in consideration of services to be performed after the date of this agreement but prior to his retirement; and

         NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         1.1 ADMINISTRATIVE COMMITTEE - "Administrative Committee" shall mean the committee appointed pursuant to Section 5 of this Agreement.

         1.2 AGE - "Age" shall mean the age of the person as of the date of his last birthday.

         1.3 CHANGE IN CONTROL - For purposes of this Agreement, a Change in Control of the Bank shall have occurred (1) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Bank or any of its wholly owned subsidiaries), to acquire Voting Stock of the Bank if (a) after giving effect to such offer such corporation, person, other entity or group would own twenty-five percent (25%) or more of the Voting Stock of the Bank, (b) there shall have been filed documents with the Securities and Exchange Commission ("SEC") in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced), and (i) such corporation, person, other entity or group has secured all required regulatory approvals to own or control twenty-five percent (25%) or more of the Voting Stock of the Bank, (ii) if the shareholders of the Bank approve a definitive agreement to merge or consolidate the Bank with or into another corporation in a transaction in which neither the Bank nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Bank's assets to any corporation, person, other entity or group (other than the Bank or any of its wholly owned subsidiaries), and such definitive agreement is consummated; (iii) if any corporation, person, other entity or group (other than the Bank of any of its wholly owned subsidiaries) becomes the Beneficial Owner of stock representing twenty-five percent (25%) or more of the Voting Stock of the Bank, or (iv) if during any period of two (2) consecutive years Continuing Directors cease to comprise a majority of the Bank's Board of Directors. The term "Continuing Director" means (1) any member of the Board of Directors of the Bank who was a member of the Board of Directors of the Bank at the beginning of any period of two (2) consecutive years, and (ii) any person who subsequently becomes a member of the Board of Directors of the Bank, if (a) such person's nomination for election or election to the Board of Directors of the Bank is recommended or approved by resolution of a majority of the Continuing Directors, or (b) such person is included as a nominee in a proxy statement of the Bank distributed when a majority of the Board of Directors of the Bank consists of Continuing Directors. For purposes of this Agreement, "Voting Stock" shall mean those shares of the Bank entitled to vote generally in the election of directors.

         1.4 CREDITING RATE - "Crediting Rate" shall mean an annual rate of interest equal to 7.5%.

         1.5 DISABILITY - "Disability" shall mean, if the Participant is insured under the Bank long term disability policy, the definition of total disability contained in the long term disability insurance policy.

         1.6 DISCHARGE FOR CAUSE - The Bank may terminate the Participant's employment under this Agreement for "Cause". For purposes of this Agreement, a termination for Cause is a termination by reason of the Board's good faith determination that the Participant (i) is incompetent or acted dishonestly or engaged in willful misconduct in the performance of his duties; (ii) breached a fiduciary duty to the Bank for personal profit to himself; (iii) intentionally failed to perform reasonably assigned duties; (iv) willfully violated any law, rule or regulation (other than traffic violations or similar offenses) or any final cease and desist order; or (v) materially breached this Agreement. No act, or failure to act, on the Participant's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. Notwithstanding the foregoing, (i) the Participant shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in the second sentence of this Section and specifying the particulars thereof in detail, and
(ii) in no event will the Participant be subject to termination for Cause pursuant to clause (v) above unless the Participant shall have failed to cure, correct or prevent the alleged breach within thirty days after such resolution has been delivered to the Participant.

         1.7 EARLY RETIREMENT DATE - "Early Retirement Date" shall mean the first day of the month following the month in which a Participant reaches age 60.

         1.8 FINAL AVERAGE COMPENSATION - "Final Average Compensation" shall mean the Participant's Average Compensation paid by the Bank, as reported on Form W-2 for the three consecutive years of employment with the Bank, that produce the highest average.

         1.9 MORTALITY ASSUMPTIONS - "Mortality Assumptions" shall mean the life expectancy of a Participant, determined by applying The Standard Commissioners Ordinary Mortality Table.

         1.10 NORMAL RETIREMENT DATE - "Normal Retirement Date" shall mean the first day of the month following the month in which a Participant reaches age 65.

         1.11 TERMINATION OF EMPLOYMENT - "Termination of Employment" shall mean the Participant's ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

         1.12 VESTING - For the purpose of this Agreement and the vesting schedule attached as Exhibit A, vesting shall accrue to the Participant on a pro rata monthly basis beginning annually on each anniversary date of this Agreement. The Participant shall earn 1/12th of the annual vesting increased for each month of completed service during each year of this Agreement. Regardless of the number of years of service completed by the Participant, upon a Change in Control, the Participant shall become 100% vested in all benefits under this Agreement.

                                    SECTION 2

                                   ELIGIBILITY

         Participant is eligible for the benefits provided herein in accordance with the terms of this Agreement upon the execution hereof.

         A Participant shall cease to be a Participant at Termination of Employment. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non-discriminatory manner.

                                    SECTION 3

                               PAYMENT OF BENEFITS

         3.1      BENEFITS UPON NORMAL RETIREMENT.

         Upon a Participant's Termination of Employment on or after the Normal Retirement Date, the Bank shall pay to the Participant the sum of $49,100 per year, payable in monthly installments of $4,091.66 each, commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for a period of 15 years, but in any event until a minimum of 180 total monthly payments are made to the Participant or the Participant's beneficiary per Section 3.6(b).

         3.2      BENEFIT UPON EARLY RETIREMENT.

         Upon a Participant's Termination of Employment on or after reaching the Early Retirement Date, but prior to his Normal Retirement Date, the Bank shall pay to the Participant monthly payments equal to the present value of the monthly benefit described in Section 3.1, assuming a discount rate equal to the Crediting Rate and the Mortality Assumptions.

         The Participant may elect, on or before the earlier of a) December 31 of the year prior to Termination of Employment; or b) 90 days prior to Termination of Employment, to defer commencement of payment of the retirement benefit to a date not later than the Normal Retirement Date. Such election shall be in writing and submitted to the Bank. If a Participant elects to defer payments of the benefit until his Normal Retirement Date, the Bank shall pay to the Participant the normal retirement benefit described in Section 3.1 above. If a Participant elects to defer payment of the benefit to a date prior to the Normal Retirement Date, the Bank shall pay to the Participant a benefit calculated in accordance with the first sentence of this Section 3.2, but using the date selected by the Participant for the commencement of this benefit as his "Termination of Employment" date instead of his actual termination date.

         3.3      BENEFITS UPON LATE RETIREMENT.

         Upon a Participant's Termination of Employment after the Normal Retirement Date, the Bank shall pay to the Participant the normal retirement benefit described in Section 3.1 above, increased by .05 per year or .00416 for each month that the Participant's Termination of Employment is deferred beyond the Normal Retirement Date, in equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for the periods specified in Section 3.1.

         3.4      BENEFITS UPON DISABILITY.

         Upon a Participant's Termination of Employment prior to the Normal Retirement Date due to Disability, no separate provision is made for a disability benefit under this Agreement. However, any such Participant shall be considered, notwithstanding such Termination of Employment, to continue to be a Participant while disabled and for so long as the disability continues prior to reaching the Early Retirement Date, such Participant's beneficiary shall receive the survivor's benefits described in Section 3.6(a). In the event the Participant lives to the Early Retirement Date, the Participant shall be entitled to receive the early retirement benefit described in Section 3.2.

         3.5      OTHER TERMINATIONS OF EMPLOYMENT.

                  (a) Voluntary Termination of Employment Prior to the Early Retirement Date or Discharge for Cause at any Time. Upon a Participant's voluntary Termination of

         Employment prior to reaching the Early Retirement Date, for reasons other than death or Disability, or upon the Participant's Discharge for Cause at any time, the Bank shall not be required to pay any benefit to the Participant, and the Participant shall have no further right to receive any additional benefit hereunder.

                  (b) Involuntary Termination of Employment Prior to the Early Retirement Date Other Than Because of Death, Disability or Discharge for Cause. Upon a Participant's involuntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, disability or discharge for cause, the Bank shall pay to the Participant as compensation for services rendered prior to such Termination of Employment, the vested "Immediate Annual Benefit" or the vested "Annual Benefit at Age 65" as defined in Schedule A, payable in monthly installments, commencing on the first day of the month coincident with or next following the date of Termination of Employment, or Age 65 and continuing on the first day of each month thereafter for a period of fifteen years. For purposes of this subsection 3.5(b), the Participant shall be deemed to have incurred an Involuntary Termination of Employment covered by this subsection if he quits employment as a result of the Bank's significantly lessening either his title, duties, responsibilities, compensation or altering his situs of employment, without his consent. His compensation shall be deemed to be significantly lessened if any cutback is imposed except as a part of an overall cutback applied proportionately to all of the Bank's management employees or if the Participant fails to receive periodic increases substantially proportionate to and coincident with the increase granted to management employees.

                  (c) Termination of Employment At or After A Change in Ownership and Control. If a Participant incurs a voluntary or involuntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, disability, or discharge for cause, but on or after the occurrence of a Change in Control, and in connection with such change, the Participant's title, duties, responsibilities, or compensation is significantly lessened or his situs of employment is changed, without his consent, the Bank shall pay to the Participant, the greater of a) the sum of 100% of the Participant's gross annual salary for the twelve-month period prior to Termination, payable in monthly installments, commencing on the first day of each month thereafter for a period of three (3) years, but in any event until a minimum of thirty-six (36) total monthly payments are made to the Participant or the Participant's beneficiary per Section 3.6(b); or b) the immediate lump sum or immediate annual benefit on Schedule A. For purposes hereof, the standards set forth in subparagraph (b) above with respect to what constitutes a significant lessening of compensation shall apply.

3.6      SURVIVORSHIP BENEFITS.

                  (a) Prior to Commencement of Normal or Early Retirement Benefits. If a Participant dies while in the service of the Bank or after a Termination of Employment due to Disability and while Disabled or after a Termination of Employment on or after the Early Retirement Date, but prior to commencement of any benefit payments under this Agreement, the Bank shall pay to the Participant's beneficiary a survivor's benefit of 180 equal monthly installments of $4,091.66 commencing on the first day of the month after the Participant's death and continuing on the first day of each month thereafter until all such payments are completed. In the event a beneficiary dies before receiving all of the survivor's benefit payments, the remaining payments shall be paid to the legal representatives of the beneficiary's estate. Payment of the survivor's benefits shall relieve the Bank of the obligation to pay any other benefit which the Participant would have otherwise received, under the terms of this Agreement.

                  (b) After Commencement of Benefits. If a Participant dies after any benefit payments have commenced, but prior to receiving all of the scheduled minimal number of monthly payments, the Bank shall pay the remaining monthly payment to the Participant's beneficiary. In the event a beneficiary dies before receiving all of the remaining payments, the remaining payments shall be paid to the legal representatives of the beneficiary's estate.

         3.7      RECIPIENTS OF PAYMENTS:  DESIGNATION OF BENEFICIARY.

                  All payments to be made by the Bank shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to the beneficiary or beneficiaries of the Participant. The Participant shall designate a beneficiary by filing a written notice of such designation with the Bank in such form as the Bank may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary, or if the beneficiary is the Participant's spouse, in the event of dissolution of marriage. If no designation shall be in effect at the time of any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representatives of the Participant's estate.

         3.8      ACCELERATION OF BENEFITS.

                  At any time after the Participant or the Participant's beneficiary becomes entitled to a payment of benefits under this Agreement, the Participant, or the Participant's beneficiary may elect to accelerate the payments of benefits to the payment of a lump-sum payment. Such payment shall equal ninety percent (90%) of the present value of the remaining payments payable assuming a discount rate equal to the Crediting Rate.

                                    SECTION 4

                     ADDITIONAL CHANGE IN CONTROL PROVISIONS

         4.1      APPLICATION OF SECTION.

                  If the Participant receives payments under this Agreement that are contingent upon a Change in Control, as determined under Section 280G of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, then the provisions of this Section 4 shall apply.

         4.2      REDUCTION OF PAYMENTS.

                  If payments or benefits under this Agreement, after taking into account, all other payments or benefits to which the Participant is entitled from the Bank, are expected to result in an excise tax on the Participant or the loss of certain tax deductions by the Bank by reason of Sections 280G and 4999 of the Internal Revenue Code of 1986 or any successor provisions to those Sections, payments under this Agreement shall be reduced by the least amount required to avoid such excise tax and loss of deductions unless the failure to reduce such salary payments would be financially beneficial to the Participant. The failure to reduce such salary payments will be financially beneficial to the Participant if it results in an after-tax value to the Participant of all payments and benefits referenced in the preceding sentence, despite the application of the excise tax and income tax, which value is greater than the after-tax value the Participant would realize if salary payments were reduced to avoid the application of the excise tax.

         4.3      DETERMINATION BY EXPERTS.

                  If the Participant and the Bank shall disagree as to whether a payment under this Agreement could result in the loss of a deduction, the matter shall be resolved by an opinion of the Bank's general legal counsel, or if the Bank's general legal counsel is unable to provide such an opinion, counsel selected by the Bank and agreed to by the Participant. Counsel's opinion need not be unqualified. Counsel's opinion shall be based on determinations of the Base Amount and Excess Parachute Payments, as such terms are defined by Section 280G of the Code or its successor, by the Bank's outside auditing firm, or if the Bank's outside auditing firm is unable to make such determinations, a consulting firm chosen by the Bank and agreed to by the Participant. The Bank shall pay the fees and expenses of such counsel and consulting firm, and shall make available such information as may be reasonably requested by such counsel and consulting firm to prepare the opinion. If the maximum amount payable to the Participant pursuant to this Section cannot be determined prior to the due date for such payment, the Bank shall pay the remaining amount as soon as practicable after such remaining amount is determined.

         4.4      PARTICIPANT'S COSTS OF ENFORCEMENT.

                  Following a Change in Control, the Bank shall pay all reasonable expenses of the Participant, including but not limited to reasonable attorney fees incurred in enforcing payments by the Bank pursuant to this Agreement.

                                    SECTION 5

               ADMINISTRATION AND INTERPRETATION OF THIS AGREEMENT

         The Board of Directors shall appoint an Administrative Committee consisting of three (3) or more outside directors to administer and interpret this Agreement. The Bank and the Participant expressly agree that the interpretation by the Administrative Committee shall e final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the administration thereof.

                                    SECTION 6

                                CLAIMS PROCEDURE

         If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances requires an extension of the time for decision. The notice of the Administrative Committee's decision shall be in writing, sent by mail to Claimant's last known address, and, if a denial of the claim, must contain the following information:

                  (a)      the specific reasons for the denial;

                  (b) specific reference to pertinent provisions of the Plan on which the denial is based; and

                  (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

                                    SECTION 7

                                REVIEW PROCEDURE


         7.1 A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within a sixty

(60) day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

         7.2 If the request for review by a Claimant concerns the interpretation and application of the provisions of the Agreement and the Bank's obligations, then the review shall be conducted by a separate committee consisting of three persons who may or may not be members of the Board designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request or a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty
(60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.

                                    SECTION 8

                           LIFE INSURANCE AND FUNDING

         The Bank in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Bank he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance Bank or companies to whom the Bank has applied for insurance.

         The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Bank. Any insurance policy or other assets acquired by or held by the Bank in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Bank but shall be, in remain, a general, unpledged, and unrestricted asset of the Bank.

         If this Agreement is funded through insurance on the life of the Participant, then in the event of such Participant's death during the first two
(2) years after the effective date of this Agreement, and if such Participant's death was a result of suicide or if such Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless and to the extent that the Board of Directors of Bank, in their absolute discretion, may otherwise determine.

                                    SECTION 9

                             ASSIGNMENT OF BENEFITS

         Neither the Participant nor any other beneficiary under the Plan shall have the right to assign the right to receive any benefits hereunder and in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

                                   SECTION 10

                     EMPLOYMENT NOT GUARANTEED BY AGREEMENT

         Neither this Agreement nor any action taken in anticipation of or under this Agreement shall be construed as giving the Participant the right to be retained as an Executive Employee or as an employee of the Bank for any period.

                                   SECTION 11

                                      TAXES

         The Bank shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments. In the event that the Bank determines that benefits under the Plan are subject to FICA currently, the Bank shall withhold the Participant's portion of FICA from such other amounts payable to the Participant as the Bank deems appropriate (will include amounts upon vesting).

                                   SECTION 12

                            AMENDMENT AND TERMINATION

         The Board of Directors may, at any time, amend or terminate this Agreement, provided that the Board may not reduce or modify any benefit in pay status to the Participant or beneficiary hereunder or any benefit that would become payable hereunder if the Participant were to have died or were to have been involuntarily terminated under Section 3.5(b) hereof on the date prior to such action by the Board, without the prior written consent of the Participant.

         The Bank is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in Federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax free payment of proceeds from life insurance policies or any other law which would result in a material adverse impact upon the Bank's ability to perform its obligations under this Agreement, the Bank shall have an option to terminate or modify this Agreement subject to the protection afforded Participant's in the preceding paragraph above.

                                   SECTION 13

                                  CONSTRUCTION

         This Agreement shall be construed according to the laws of the State of Michigan.

                                   SECTION 14

                              FORM OF COMMUNICATION

         Any election, application, claim, notice or other communication required or permitted to be made by the Participant to the Bank shall be made in writing and in such form as the Bank shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage prepaid, and addressed to the Bank's main office at 501 West Main Street, P.O. Box 310, Gaylord, Michigan 49735.

                                   SECTION 15

                                    CAPTIONS

         The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

                                   SECTION 16

                                  SEVERABILITY

         The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said reminder shall continue in full force and effect.

                                   SECTION 17

                                 BINDING EFFECT

         This Agreement shall be binding upon all and shall inure to the benefit of the Bank and its successors and assigns; and upon the Participant, and his successors, heirs, beneficiaries and personal representatives. No sale of substantially all of the Bank's assets shall be made without the buyer expressly assuming the obligation of this Agreement. The Bank further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

                                                 FIRST NATIONAL BANK OF GAYLORD


    /s/ John R.  Kluck                               /s/ Matthew H.  Nowicki
----------------------------                     ------------------------------
JOHN R. KLUCK                                    by:

                                                 Its:    Chairman

                                    EXHIBIT A

                                VESTING SCHEDULE




                  YEAR                                  PERCENTAGE VESTED
                  ----                                  -----------------

                   1                                             0%
                   2                                            20%
                   3                                            20%
                   4                                            20%
                   5                                            20%
                   6                                            20%
                                                             -------
                                                               100%